EXHIBIT 99.1
IDEX CORPORATION REPORTS FOURTH QUARTER 2010 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 54 CENTS
LAKE FOREST, IL, February 2 — IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2010.
Q4 2010
New orders in the quarter totaled $409 million, up 17 percent compared to the prior year period. Sales in the quarter totaled $405 million, 18 percent higher than the prior year period. For the quarter on an organic basis, both orders and sales were 14 percent higher than the prior year period.
Fourth quarter 2010 operating income, adjusted for nearly $5 million of restructuring related charges, was $71 million and resulted in adjusted operating margin of 17.4 percent, up 100 basis points from the prior year (excluding prior year restructuring related charges) due to volume and improved productivity. Adjusted and reported fourth quarter operating income includes approximately $2 million of acquisition related costs.
Excluding the impact from restructuring related charges, fourth quarter adjusted diluted earnings per share was 54 cents, an increase of 10 cents, or 23 percent, from the fourth quarter of the previous year (excluding prior year restructuring related charges).
Full Year 2010 Highlights
•	Orders increased 15 percent compared to the prior year (+13 percent organic, +3 percent acquisition and -1 percent for foreign currency translation).

•	Sales increased 14 percent compared to the prior year (+12 percent organic, +3 percent acquisition and -1 percent for foreign currency translation).

•	Reported net income of $157 million was $44 million, or 39 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income of $165 million was $43 million, or 36 percent, higher than the prior year (excluding prior year restructuring charges).

•	Diluted EPS of $1.90 was 50 cents, or 36 percent, higher than the prior year. Excluding restructuring related charges, adjusted diluted EPS of $1.99 was 49 cents, or 33 percent higher than the prior year (excluding prior year restructuring charges).

•	EBITDA of $306 million was 20 percent of sales and covered interest expense by more than 18 times.

•	Adjusted free cash flow of $187 million (adjusted for $31 million forward starting interest rate swap settlement in Q4) represents 119% of net income.

“2010 was a record year for the company representing a full recovery from the recession. Organic sales growth of 12 percent was broad based. Acquisitively, we added three highly strategic businesses that fit very well within our Fluid & Metering and Health & Science portfolios. Our growth in 2010 resulted in a strong bottom line and our balance sheet is extremely healthy. Adjusted diluted 2010 EPS of $1.99 was 33 percent higher than 2009 and adjusted operating margin of 17.2 percent was 240 basis points higher than the prior year.
For 2011, we expect continued strong performance. Our Health & Science segment is expected to grow organically in the high single digit to low double digit range, and our Fluid & Metering and Fire & Safety segments are projected to grow in the mid to high single digit range. We will continue to expand operating margin while reinvesting in the company to take advantage of global growth opportunities. In addition, our strong cash flow generation and healthy balance sheet will facilitate robust acquisition activity in 2011.
Based on our current outlook, for the full year 2011, we’re forecasting fully diluted EPS of $2.23 to $2.33 or up 12-17 percent versus 2010. Our projected first quarter 2011 EPS is in the range of 52 to 54 cents on a fully diluted basis.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Fourth Quarter 2010 Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the fourth quarter of $206 million reflected a 21 percent increase compared to the fourth quarter of 2009 (+18 percent organic, +5 percent acquisition, and -2 percent for foreign currency translation).

•	Operating margin of 18.9 percent represented a 100 basis point improvement compared with the fourth quarter of 2009 primarily due to higher volume. Excluding impact from acquisitions, fourth quarter adjusted operating margin was 19.4 percent, a 150 basis point improvement compared with the prior year.
Health & Science Technologies
•	Sales in the fourth quarter of $105 million reflected a 31 percent increase compared to the fourth quarter of 2009 (+18 percent organic, +14 percent acquisitions, and -1 percent for foreign currency translation).

•	Operating margin of 22.5 percent represented a 30 basis point improvement compared with the fourth quarter of 2009 primarily due to higher volume.
Dispensing Equipment
•	Sales in the fourth quarter of $24 million reflected a 4 percent increase compared to the fourth quarter of 2009 (+8 percent organic and -4 percent for foreign currency translation).

•	Operating margin of 3.9 percent was lower than the fourth quarter of 2009 primarily due to unfavorable product mix.
Fire & Safety/Diversified Products
•	Sales in the fourth quarter of $71 million reflected a 1 percent increase compared to the fourth quarter of 2009 (+4 percent organic and -3 percent for foreign currency translation).

•	Operating margin of 26.6 percent represented a 110 basis point improvement compared with the fourth quarter of 2009 primarily due to volume and favorable mix.
For the fourth quarter of 2010, Fluid & Metering Technologies contributed 51 percent of sales and 48 percent of operating income; Health & Science Technologies accounted for 26 percent of sales and 27 percent of operating income; Dispensing Equipment accounted for 6 percent of sales and 1 percent of operating income; and Fire & Safety/Diversified Products represented 17 percent of sales and 24 percent of operating income.
IDEX closes on Advanced Thin Films, LLC
On January 20, 2011 IDEX announced a definitive agreement to acquire Advanced Thin Films, LLC (AT Films). As planned, IDEX closed on this transaction on January 31, 2011. AT Films will operate within IDEX’s Health and Science Technologies segment as a part of the IDEX optical products platform.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday, February 3, 2010 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 35655677.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended					For the Year Ended
	December 31,			September 30,		December 31,
	2010	2009	Change	2010	Change	2010	2009	Change
→ Income before Taxes	$60.6	$48.8	24%	$57.2	6%	$231.9	$168.8	37%
→ Depreciation and Amortization	13.2	14.4	(9)	15.2	(13)	58.1	56.3	3
→ Interest	5.0	4.0	25	4.2	19	16.1	17.2	(6)

→ EBITDA	$78.8	$67.2	17	$76.6	3	$306.1	$242.3	26

→ Cash Flow from Operating Activities	$24.0	$54.9	(56)%	$61.6	(61)%	$181.4	$212.5	(15)%
→ Capital Expenditures	(5.7)	(6.7)	(15)	(8.5)	(32)	(31.7)	(25.1)	27
→ Excess Tax Benefit from Stock-Based Compensation	3.3	1.2	n/m	1.0	n/m	6.5	2.8	n/m

→ Free Cash Flow	$21.6	$49.4	(56)	$54.1	(60)	$156.2	$190.2	(18)

→ Forward starting interest rate swap	$31.0	—	n/m	—	n/m	$31.0	—	n/m

→ Adjusted Free Cash Flow	$52.6	$49.4	6	$54.1	(3)	$187.2	$190.2	(2)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$405,218	$343,344	$1,513,073	$1,329,661
Cost of sales	243,230	204,311	894,590	807,275

Gross profit	161,988	139,033	618,483	522,386
Selling, general and administrative expenses	91,311	82,766	358,272	325,453
Restructuring expenses	4,673	3,826	11,095	12,079

Operating income	66,004	52,441	249,116	184,854
Other income (expense) — net	(484)	345	(1,092)	1,151
Interest expense	4,955	3,966	16,150	17,178

Income before income taxes	60,565	48,820	231,874	168,827
Provision for income taxes	19,052	15,733	74,774	55,436

Net income	$41,513	$33,087	$157,100	$113,391

Earnings per Common Share:

Basic earnings per common share (a)	$0.51	$0.41	$1.93	$1.41

Diluted earnings per common share (a)	$0.50	$0.40	$1.90	$1.40

Share Data:

Basic weighted average common shares outstanding	80,899	79,937	80,466	79,716

Diluted weighted average common shares outstanding	82,686	81,303	81,983	80,727
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$235,136	$73,526
Receivables — net	213,553	183,178
Inventories	196,546	159,463
Other current assets	47,523	35,545

Total current assets	692,758	451,712
Property, plant and equipment — net	188,562	178,283
Goodwill and intangible assets	1,488,393	1,461,799
Other noncurrent assets	23,710	6,363

Total assets	$2,393,423	$2,098,157

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$104,055	$73,020
Accrued expenses	117,879	98,730
Short-term borrowings	119,445	8,346
Dividends payable	12,289	9,586

Total current liabilities	353,668	189,682
Long-term borrowings	408,450	391,754
Other noncurrent liabilities	255,645	248,617

Total liabilities	1,017,763	830,053
Shareholders’ equity	1,375,660	1,268,104

Total liabilities and shareholders’ equity	$2,393,423	$2,098,157

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010 (b)	2009	2010 (b)	2009

Fluid & Metering Technologies
Net sales	$205,639	$170,151	$729,945	$641,108
Operating income (c)	38,871	30,486	134,894	104,259
Operating margin	18.9%	17.9%	18.5%	16.3%
Depreciation and amortization	$8,574	$8,188	$33,134	$32,584
Capital expenditures	4,278	3,185	17,308	12,867

Health & Science Technologies
Net sales	$104,871	$80,187	$397,198	$304,329
Operating income (c)	23,574	17,794	87,494	55,216
Operating margin	22.5%	22.2%	22.0%	18.1%
Depreciation and amortization	$3,493	$3,714	$16,012	$14,293
Capital expenditures	1,457	2,572	7,516	6,365

Dispensing Equipment
Net sales	$24,151	$23,168	$125,320	$127,279
Operating income (c)	949	2,843	20,131	17,162
Operating margin	3.9%	12.3%	16.1%	13.5%
Depreciation and amortization	$773	$784	$3,753	$3,124
Capital expenditures	242	14	1,129	864

Fire & Safety/Diversified Products
Net sales	$71,116	$70,176	$265,501	$262,809
Operating income (c)	18,925	17,927	63,433	61,192
Operating margin	26.6%	25.5%	23.9%	23.3%
Depreciation and amortization	$892	$1,513	$4,885	$5,328
Capital expenditures	851	1,117	3,513	3,686

Company
Net sales	$405,218	$343,344	$1,513,073	$1,329,661
Operating income (d)	70,677	56,267	260,211	196,933
Operating margin	17.4%	16.4%	17.2%	14.8%
Depreciation and amortization (e)	$13,220	$14,453	$58,108	$56,346
Capital expenditures	6,797	7,222	32,769	25,525

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three and twelve month data includes acquisitions of OBL (July 2010) and Fitzpatrick (November 2010) in the Fluid & Metering Technologies Group and Seals (April 2010) in the Health & Science Technologies Group from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses and restructuring related charges.

(d)	Company operating income excludes restructuring related charges.

(e)	Excludes amortization of debt issuance expenses.